Company Contacts:
Tom Brandt Senior Vice President and CFO	Graham Sorkin Media Contact	Scott Liolios Investor Relations
TeleCommunication Systems, Inc.	Nadel Phelan, Inc. Liolios Group, Inc.
Tel 410-280-1001 tbrandt@telecomsys.com	Tel 831-440-2406 graham@nadelphelan.com	Tel 949-574-3860 info@liolios.com

TeleCommunication Systems Reports Third Quarter 2011 Results

Record Total $113 Million Revenue; Services Up 12% and Systems Up 5%

ANNAPOLIS, MD – October 27, 2011 – TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the third quarter ended September 30, 2011.

Third Quarter 2011 Results

•	Total revenue was up 9% from the same year-ago quarter to a record $112.6 million. Services revenue was up 12% on higher volume from satcom, cybersecurity, and location-based carrier technology-related deliverables, with Systems revenue gaining 5% on higher volume of communication systems and components for government customers.

•	Gross profit was up 2% to $37.3 million over the same year-ago quarter, and represented the company’s second highest quarterly gross profit following the highest record level set in the prior quarter.

•	EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and non-cash stock-based compensation) was $14.8 million versus $17.5 million in the same year-ago quarter.

•	Adjusted net income was $6.7 million or $0.11 per diluted share, compared to $10.5 million or $0.17 per diluted share a year ago. GAAP net income was $1.8 million or $0.03 per diluted share, compared to net income of $4.3 million or $0.08 per diluted share in the third quarter of 2010. (See discussion about the presentation of EBITDA and Adjusted Net Income, non-GAAP terms, below.)

•	Funded backlog grew from $434 million to $486 million in the quarter reflecting net new orders and contracts.

Management Commentary

“As expected, our volume in communication solutions for government customers has ramped up in the second half, while commercial revenue and profit contributions from location-based technology for wireless carriers continue at a higher run rate than last year,” said Tom Brandt, TCS SVP and CFO. “The quarter also saw a good uptick in funded backlog as contract extensions and fiscal year end government procurements enhanced our visibility.”

Maurice B. Tosé, TCS chairman and CEO, commented: “It is a good time to be a company focused on secure and highly reliable communications technology. We have built a suite of secure communication solutions with federal government customers, and are increasingly bringing to bear our expertise in cellular infrastructure to address growing government needs for secure wireless communications. We are likewise pursuing carrier, telematics, and next generation 9-1-1 opportunities to expand our global footprint of highly reliable location-based solutions. And with renewed attention to our intellectual property portfolio, we are encouraged by the results of the recent appraisal of our patents at up to $171 million, and the prospects for their monetization.”

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income

	Quarter ended September 30
-
	2011	2010
	(unaudited)
-

Revenue	$112,620	$102,949

EBITDA	$14,812	$17,542
Non-cash charges [1]	(9,529)	(8,107)

Income from operations	5,283	9,435
Interest and other expense	(2,057)	(1,490)
Tax provision	(1,385)	(3,623)

Net Income	$1,841	$4,322

Add back tax-effected convertible debt interest expense [2]	-	757
Net Income for Diluted EPS calculation	$1,841	$5,079

Diluted shares for Net Income per Share [2]	59,199	64,573

Net Income per Share — Diluted	$0.03	$0.08

Net Income	$1,841	$4,322
Non-cash stock based compensation expense	2,204	2,047
Amortization of acquired intangible assets	1,404	1,161
Non-cash tax expense	1,073	2,817
Amortization of deferred finance fees	187	187

Adjusted Net Income	6,709	10,534
Add back tax-effected convertible debt interest expense [2]	664	757
Adjusted Net Income for Diluted EPS calculation	$7,373	$11,291

Diluted shares for Adjusted Net Income per Share [2]	69,201	64,573

Adjusted Net Income per Share — Diluted	$0.11	$0.17

[1] Non-cash charges are depreciation/amortization of fixed assets, acquired intangible assets, software development costs and stock-based compensation expense.
[2] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net Income per Share and Adjusted Net Income per Share.

Third Quarter Financial Highlights

Revenue and Gross Profit (unaudited):

		Three months ended September 30
		2011			2010			Incr. (Decr.)
		Coml.	Govt.	Total	Coml.	Govt.	Total	Coml.	Govt.	Total

Revenue ($millions)

Services		$42.3	$31.9	$74.2	$43.0	$23.2	$6.2	$(0.7)	$8.7	$8.0
Systems		4.0	34.4	38.4	11.6	25.1	36.7	(7.6)	9.3	1.7
	Total revenue	$46.3	$66.3	$112.6	$54.6	$48.3	$102.9	$(8.3)	$18.0	$9.7

Gross profit ($millions)

	Gross profit-services	$21.5	$9.9	$31.4	$20.1	$7.1	$27.2	$1.4	$2.8	$4.2
	As % of rev	51%	31%	42%	47%	31%	41%
	Gross profit-systems	0.7	5.2	5.9	7.9	1.6	9.5	(7.2)	3.6	(3.6)
	As % of rev	18%	15%	15%	68%	6%	26%
	Total gross profit	$22.2	$15.1	$37.3	$28.0	$8.7	$36.7	$(5.8)	$6.4	$0.6

	As % of rev	48%	23%	33%	51%	18%	36%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation. Noncash charges = depreciation/amortization of fixed assets, acquired intangible assets, software development costs and stock-based compensation expense.)

Government Segment Revenue and Gross Profit:

Government Segment third quarter 2011 revenue was a record $66.3 million, up 37% from the same year-ago quarter. Government services revenue was $31.9 million, up 38%, and related services gross profit was $9.9 million or 31% of revenue, up from $7.1 million or 31% of revenue in the same year-ago period. Government systems volume continued to improve, reaching a record quarterly level, after 2011 federal budget continuing resolution issues were resolved earlier this year. Continued volume improvement is expected for the balance of 2011.

Commercial Segment Revenue and Gross Profit:

Third quarter 2011 commercial services gross profit was $21.5 million or 51% of revenue for Q3 2011, up from $20.1 million and 47% in Q3 2010, reflecting a more favorable mix of revenue and cost management improvements on 15% lower total revenue. Lower commercial systems revenue and gross profit was mainly the result of the expected lower revenue from text messaging licenses.

Operating Costs and Expenses:

R&D: Third quarter 2011 R&D expense totaled $8.6 million (8% of revenue), up 14% from the same year-ago quarter, reflecting increased investments in location-based technology and related applications for wireless carriers, as well as telematics, messaging, and secure, highly reliable tactical communication solutions.

SG&A: Third quarter 2011 selling, general and administrative expense was $18.9 million (17% of revenue), up from $16 million (16% of revenue) in the third quarter of 2010. The increase mainly reflects the addition of the SG&A of Trident operations acquired in January 2011.

Non-cash charges: Total non-cash charges were $9.5 million in the third quarter of 2011, compared to $8.1 million in the same year-ago quarter, up due to amortization of recent investments in acquired assets and software development.

Income Taxes:

The company recorded a $1.4 million provision for income taxes against pre-tax income for the third quarter of 2011, representing an effective tax rate of 43%. For the third quarter of 2010, the effective tax rate was 46%. These tax charges are mostly noncash as loss carryforward benefits are expected to shield tax liabilities through the end of 2011.

Liquidity and Capital Resources:

At quarter end, TCS had $52.2 million of cash, equivalents, and marketable securities as compared to $62.4 million at the beginning of the quarter. Funds were generated in the third quarter of 2011 from $14.8 million in EBITDA, $1.5 million from new lease financing for fixed assets, and $0.5 million in proceeds from exercise of employee stock options. Uses of cash for the quarter included $15.1 million to fund higher working capital, $3.8 million of scheduled debt principal and lease payments, $7.4 million for capital expenditures including software development, and $0.7 million for cash interest, cash taxes and other expenses. The company had approximately $33.4 million of unused borrowing availability under its bank credit line at quarter end.

Intellectual Property:

A report, obtained by the company in September 2011, from ipCapital Group, an intellectual property consulting practice, estimated the potential value of our patent portfolio at $117 to $171 million, and helps provide guidance to Bob Held, a Certified Licensing Professional who we have hired to lead the continuation of our patent monetization efforts. Recognizing that two patents generated more than $36 million of gross proceeds to TCS in 2008-9, monetizing our intellectual property portfolio is an increasingly important element of the company’s strategy.

Backlog:

	6/30/2011	New Orders	Revenue	9/30/2011
Funded Contract Backlog ($mil)
Commercial	$277.5	$67.7	$(46.3)	$298.9
Government	$156.3	$96.8	$(66.3)	$186.8

Total Funded Contract Backlog	$433.8	$164.5	$(112.6)	$485.7
Customer Options	$791.1	$53.0		$844.1

Total Backlog	$1,224.9	$217.5	$(112.6)	$1,329.8

Funded contract backlog on September 30, 2011 was $485.7 million of which the company expects to recognize approximately $316.4 million in the next 12 months. Backlog has been affected by unusual federal government funding patterns in recent months.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company’s customers (mainly federal agencies), and for hosted services (mainly for wireless carriers); backlog for which is computed by multiplying the most recent month’s contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. The company’s backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. Some of the company’s backlog could be canceled for causes such as late delivery, poor performance and other factors. For example, the third quarter 2011 termination of the Military Sealift Command contract as a result of a protest resulted in a $315 million reduction in the Customer Options and Total Backlog amounts above at the previous quarter end. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today, October 27, 2011 to discuss these financial results. The company’s chairman and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID.
Dial-In Number: 1-877-941-8416
International: 1-480-629-9808
Conference ID#: 4478434

The conference call will be broadcasted simultaneously on the company’s Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until November 10, 2011.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4478434

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS’ cyber security expertise and professional services for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” above for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

About the Presentation of Adjusted Net Income

Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income adjusted for amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” “should,” “prospect,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the management commentary section and by Mr. Tosé and Mr. Brandt regarding our (a) enhanced government procurements visibility; (b) technology market business pursuits; (c) expanding global footprint; (d) estimated value of the portfolio and strategies and prospects for monetizing patents (e) government systems volume improvements; (e) favorable mix of revenue and cost management improvements; (f) expectations about carry-forward benefits shielding tax liabilities; (f) borrowing availability and (g) ability to recognize any of the reported backlog.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (v) expand its sales and business offerings in the wireless communications industry, (vi) develop software and provide services without any errors or defects and with adequate security threat protections, (vii) protect its intellectual property rights, (viii) have sufficient capital resources to fund its operations, (ix) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (x) implement its sales and marketing strategy and (xi) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

		TeleCommunication Systems, Inc.
		Condensed Consolidated Balance Sheets
				September 30,	December 31,
(amounts in $000)				2011	2010
				(unaudited)
Assets
	Current assets:
		Cash, equivalents, and marketable securities		$52,182	$81,527
		Accounts receivable, net		51,383	52,073
		Unbilled receivables		42,244	32,358
		Inventory		7,323	5,440
		Deferred income tax assets		3,103	8,179
		Deferred project costs and other current assets		17,060	8,961

			Total current assets	173,295	188,538
	Property and equipment, net			50,140	39,337
	Software development costs, net			33,509	39,427
	Acquired intangible assets, net			33,079	28,264
	Goodwill			176,477	159,143
	Other assets			11,984	8,100

			Total assets	$478,484	$462,809

Liabilities and stockholders’ equity
	Current liabilities:
		Accounts payable and accrued expenses		$56,490	$56,403
		Deferred revenue		17,279	18,063
		Current portion of notes payable and capital leases		20,138	24,519

			Total current liabilities	93,907	98,985
	Notes payable and capital leases, less current portion			127,935	135,981
	Deferred income taxes			7,741	8,382
	Other liability			6,596	3,916
	Total stockholders’ equity			242,305	215,545

			Total liabilities and stockholders' equity	$478,484	$462,809

	TeleCommunication Systems, Inc.
	Consolidated Statements of Operations
	Three Months Ended September		Nine Months Ended
	30,		September 30,
($000 except EPS)	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue
Services	$74,181	$66,195	$224,976	$189,468
Systems	38,439	36,754	78,689	97,060

Total revenue	112,620	102,949	303,665	286,528
Direct costs of revenue
Direct cost of services revenue	42,800	38,977	125,104	109,195
Direct cost of systems	32,514	27,233	66,588	73,857

Total direct cost of revenue	75,314	66,210	191,692	183,052
Services gross profit	31,381	27,218	99,872	80,273
As a % of revenue	42%	41%	44%	42%
Systems gross profit	5,925	9,521	12,101	23,203
As a % of revenue	15%	26%	15%	24%

Total gross profit	37,306	36,739	111,973	103,476
Total gross profit as a % of revenue	33%	36%	37%	36%
Operating expenses
Research and development expense	8,610	7,523	26,786	22,612
Sales and marketing expense	7,292	5,988	21,574	17,934
General and administrative expense	11,570	10,060	33,557	28,324
Depreciation and amortization of property and equipment	3,147	2,572	8,798	6,805
Amortization of acquired intangible assets	1,404	1,161	4,131	3,504

Total operating expenses	32,023	27,304	94,846	79,179

Income from operations	5,283	9,435	17,127	24,297
Interest expense	(1,763)	(2,299)	(5,565)	(6,888)
Amortization of debt issuance expenses	(187)	(187)	(611)	(563)
Other income/(expense), net	(107)	996	(233)	1,981

Income before income taxes	3,226	7,945	10,718	18,827
Provision for income taxes	(1,385)	(3,623)	(4,755)	(6,400)

Net income	$1,841	$4,322	$5,963	$12,427
Add back tax-effected convertible debt interest expense to net income for diluted EPS, when using
if-converted method [1]	-	757	$-	$2,237

Net income for diluted EPS calculation	$1,841	$5,079	$5,963	$14,664

Net income per share-basic	$0.03	$0.08	$0.11	$0.23

Net income per share-diluted	$0.03	$0.08	$0.10	$0.22

Weighted average shares used in calculation — basic	57,153	53,127	56,530	52,902
Weighted average shares used in calculation — diluted [1]	59,199	64,573	58,772	66,068
[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net Income per Share.